News Release

Contact:
J. Mario Molina, M.D.
President and Chief Executive Officer
562-435-3666

MOLINA HEALTHCARE REPORTS
SECOND QUARTER RESULTS

Long Beach, California (August 8, 2005) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the second quarter and six months ended June 30, 2005.

Net loss for the second quarter ended June 30, 2005, was $4.7 million, or $0.17 per diluted share, compared with net income of $12.0 million, or $0.43 per diluted share, for the quarter ended June 30, 2004. The Company had previously announced that it expected to report a loss per diluted share for the second quarter of 2005 in the range of $0.15 to $0.20.

The net loss reported for the second quarter includes:

•
Additional claims expense of approximately $13.4 million for adverse out-of-period claims development arising in the second quarter of 2005, all of which related to the first quarter of 2005. The effect of this item was to reduce second quarter earnings per diluted share by $0.30.

•
Additional claims expense of approximately $12.0 million ($0.27 per diluted share for the quarter and six months ended June 30) resulting from an increase made to the Company’s claims liability in order to mitigate the impact of any future out-of-period claims development.

•
Charges totaling $3.1 million ($0.07 per diluted share for the quarter and six months ended June 30) for hospital provider settlements, a loss contract charge unrelated to the Company’s Medicaid business, and the expensing of costs associated with a registration statement filed during the quarter.

•	A benefit of $1.4 million ($0.03 per diluted share for the quarter and six months ended June 30) due to lowered employee bonus expense.

Commenting on the second quarter results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “While I am disappointed by our recent financial results, I am not discouraged. We have identified factors that increased our medical costs and have already undertaken additional measures intended to better manage those costs. Our Company has a 25-year history of meeting the needs of Medicaid beneficiaries, and we are committed to continuing to do so. I believe very firmly that this Company has a bright long-term future.”

Guidance
The Company is reaffirming the revised guidance it issued on July 20, 2005, including expected earnings per diluted share for fiscal year 2005 in the range of $0.73 to $0.80. The guidance does not include any potential benefits from the medical cost control efforts discussed elsewhere in this press release.

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MOH Announces Second Quarter Results

August 8, 2005

Medical Care Cost Issues
The increase in the Company’s medical care ratio during 2005 was the result of a number of factors, including:

•	Increased hospital costs. The Company has experienced a shift in utilization to higher cost hospitals.
•
Increased costs from catastrophic cases. The Company has experienced increases in both the incidence and the acuity of catastrophic cases. The financial impact of such cases has outpaced membership growth.

•
Increased maternity costs in Michigan and Washington. The Company has experienced increased costs and increased utilization of maternity services, particularly in Western and Northeastern Michigan and in Washington. The cost of providing these services has grown faster than the revenue we receive for providing the services.

•
Increased outpatient utilization caused in part by a high incidence of flu-like illness in Washington and a late arriving flu season in Michigan. Flu season in Washington appears to have been particularly severe in 2005. Additionally, the unexpectedly delayed arrival of flu season in Michigan led the Company to underestimate the impact of the flu season on its medical care ratio during the first quarter of the year.

Medical Care Cost Initiatives
The Company has undertaken a number of initiatives to better control medical costs, including:

•
Partnering with cost-effective providers. The Company is working with its physician partners to insure that members requiring hospital care are referred to appropriate and cost-effective hospitals. The Company is reassessing its hospital network needs in specific geographic areas and is attempting to re-contract with hospitals as appropriate.

•
Strengthening medical management. The Company’s newly hired chief medical officer is leading efforts to enhance the Company’s medical management capabilities in order to better control medical costs. The Company is also instituting enhanced procedures to identify catastrophic cases earlier and to better assess the potential financial impact of such cases.

•
Enhancing utilization and cost analysis. The Company is developing improved health informatics, thereby strengthening its ability to derive actionable information from medical data. This effort involves the implementation of uniform protocols, reports and procedures and the installation of improved data analysis software across all health plans.

•
Seeking appropriate compensation. The Company is working with state authorities to insure that premium rates are adequate. This includes working to insure that the Company does not bear a disproportionate share of the cost of serving the seriously ill, that delivery case rates effectively match the costs of maternity services, that premium rates incorporate the appropriate risk adjusters and that state recertification efforts do not result in adverse selection.

•
Finding the right funding for members. The Company will also continue its efforts to insure that the appropriate sources of funding are used in providing for member needs. In certain circumstances, this will involve the enrollment of its members in other government programs.

•
Improving the payment process. The Company has undertaken a number of initiatives to strengthen the linkages between medical management and the claims payment process. Among these initiatives are enhanced pre-authorization processes, improved claims auditing procedures and the retention of third-party vendors to review claims adjudication both before and after the release of payments.

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MOH Announces Second Quarter Results

August 8, 2005

•
Operating its own medical facilities. The Company has operated an extensive network of primary care facilities in California for over 20 years. It may seek to capitalize on its experience as a direct provider of medical care in situations where cost-effective providers are not available.

Financial Results - Comparison of Quarters Ended June 30, 2005 and 2004
Net loss for the second quarter ended June 30, 2005, of $4.7 million ($0.17 per diluted share) was adversely impacted by $3.1 million ($0.07 per diluted share) of expense related to the following:

•	A charge of $1.8 million for the settlement of certain provider claims.
•	A loss contract charge of $0.9 million for a commercial membership transition services agreement in New Mexico.
•	The write-off of $0.4 million of costs associated with a registration statement filed during the second quarter of 2005.

Premium revenue for the second quarter of 2005 was $400.8 million, representing an increase of $153.3 million, or 61.9%, over 2004 premium revenue of $247.5 million.

Membership growth contributed $109.6 million to the increase in premium revenue. Acquisitions in Washington (June 1, 2004), New Mexico (July 1, 2004), Michigan (October 1, 2004), and California (June 1, 2005) were the primary reason for the year-over-year increase in membership.

Higher premium rates contributed $43.7 million to the increase in premium revenue. Blended premium increases were most pronounced at the Company’s Michigan and Washington HMOs. Additionally, premium rates at the Company’s New Mexico HMO are considerably higher than the Company’s average.

Medical care costs as a percentage of premium and other operating revenue increased to 91.9% in the second quarter of 2005 from 84.2% in the second quarter of 2004. Medical care costs include a $1.8 million charge related to the anticipated settlement of certain claims made against the Company by various hospitals. These claims seek additional or first-time reimbursement for services ostensibly provided to the Company’s members that purportedly were not paid or were underpaid by the Company. The claims made by these hospitals involve issues of contract compliance, interpretation and intent and extend to services provided by the hospitals over a number of years. The Company’s medical care ratio before giving effect to this charge was 91.5%. Medical care costs increased in absolute terms to $369.5 million in the second quarter of 2005 from $209.0 million in the second quarter of 2004.

Salary, general and administrative expenses were $37.1 million for the second quarter of 2005, representing 9.2% of total revenue, as compared with $18.8 million, or 7.6% of total revenue, for the second quarter of 2004. Excluding premium taxes, SG&A expenses increased to 6.7% of total revenue in the second quarter of 2005 as compared with 5.9% in the second quarter of 2004.

Loss contract charge was $0.9 million in the second quarter of 2005. The charge represents the expected net cost to termination of a transition services agreement that the Company entered into in August 2004 in connection with the sale in New Mexico of certain commercial employer group contracts to another health plan.

Other expense was $0.4 million in the second quarter of 2005. Other expense consisted of a charge related to the write-off of $0.4 million of costs associated with a registration statement filed during the second quarter of 2005.

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MOH Announces Second Quarter Results

August 8, 2005

Investment and interest income increased 158.7% in the second quarter of 2005 when compared with 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the second quarter of 2005 based upon an effective tax rate of 38.0%.

Financial Results - Comparison of Six Months Ended June 30, 2005 and 2004
Net income for the six months ended June 30, 2005, was $10.1 million, or $0.36 per diluted share, compared with $23.0 million, or $0.86 per diluted share, for the quarter ended June 30, 2004.

Premium revenue for the six months ended June 30, 2005, was $791.7 million, representing an increase of $326.4 million, or 70.1%, over premium revenue for the six months ended June 30, 2004, of $465.3 million. Membership growth for the first half of 2005 contributed $216.4 million to the increase in premium revenue. Higher premium rates contributed $110.0 million to the increase in premium revenue.

Medical care costs as a percentage of premium and other operating revenue increased to 88.5% in the first half of 2005 from 84.2% in the first half of 2004. Medical care costs increased in absolute terms to $702.6 million in the first half of 2005 from $393.3 million in the first half of 2004.

Salary, general and administrative expenses were $70.6 million for the first half of 2005, representing 8.8% of total revenue, as compared with $36.3 million, or 7.7% of total revenue, for the first half of 2004. Excluding premium taxes, SG&A expenses were consistent at 6.2% of total revenue in the first half of 2005 as compared with the first half of 2004.

Investment and interest income increased 132.3% in the first half of 2005 when compared with the first half of 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the first half of 2005 based upon an effective tax rate of 38.0%.

Cash Flow
Operating activities provided $8.3 million and $10.7 million in cash for the quarter and six months ended June 30, 2005, respectively. The Company believes that over time net cash provided by operating activities is approximately equal to the sum of net income and depreciation and amortization.

Membership
The following table details the Company’s membership by state at June 30, 2005, March 31, 2005, and June 30, 2004:

	June 30,	March 31,	June 30,
	2005	2005	2004
Michigan	152,000	157,000	90,000
Washington	285,000	276,000	269,000
California	339,000	254,000	245,000
Utah	54,000	55,000	48,000
New Mexico	60,000	61,000	N/A
Indiana	8,000	N/A	N/A
Total	898,000	803,000	652,000

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MOH Announces Second Quarter Results

August 8, 2005

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the periods indicated:

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
Michigan	463,000	471,000	268,000	934,000	524,000
Washington	842,000	823,000	679,000	1,665,000	1,269,000
California	839,000	753,000	742,000	1,592,000	1,503,000
Utah	169,000	159,000	138,000	328,000	270,000
New Mexico	183,000	187,000	N/A	370,000	N/A
Indiana	20,000	N/A	N/A	20,000	N/A

Total	2,516,000	2,393,000	1,827,000	4,909,000	3,566,000

Conference Call
The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, August 8, 2005. The number to call for this interactive conference call is 212-346-6507. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthare.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,”“expect(s),”“believe(s),”“anticipate(s),”“plan(s),”“project(s),”“estimate(s),”“intend(s),”“assume(s),” and similar words and expressions.  In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such risk factors include, without limitation: the Company’s ability to identify and address medical care cost issues; the Company’s ability to accurately estimate incurred but not reported medical costs; the Company’s ability to accurately estimate for fiscal year 2005 such financial results as its earnings per diluted share, net income, revenues, medical care costs, and administrative expenses; the Company’s ability to accurately predict and effectively manage medical care costs, health benefits, and other operating expenses; high dollar claims related to catastrophic illness; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; the successful renewal of the Company’s government contracts; the favorable resolution or settlement of pending litigation or arbitration; the implementation of rate increases; the Company’s ability to obtain regulatory approvals for acquisitions or to successfully integrate its completed acquisitions; the ability to enter into more favorable hospital or provider contracts; competition; changes in healthcare practices, technologies, or utilization; changes in federal or state laws or regulations or the interpretation thereof; risks associated with the Company’s start-up operations in new states; inflation; disasters, major epidemics, or a flu pandemic; and other risks and uncertainties as detailed in  the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent the Company’s judgment as of the date of August 8, 2005.  The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces Second Quarter Results

August 8, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data and operating statistics)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Premium revenue	$400,756	$247,455	$791,680	$465,323
Other operating revenue	1,159	691	2,422	1,986
Total premium and other operating revenue	401,915	248,146	794,102	467,309
Investment income	2,359	912	4,124	1,775
Total operating revenue	404,274	249,058	798,226	469,084

Expenses:
Medical care costs:
Medical services	67,604	51,511	131,271	102,279
Hospital and specialty services	257,266	132,964	483,798	242,753
Pharmacy	42,870	24,573	85,785	48,233
Provider settlements	1,750	—	1,750	—
Total medical care costs	369,490	209,048	702,604	393,265
Salary, general and administrative expenses	37,060	18,842	70,606	36,300
Loss contract charge (1)	939	—	939	—
Depreciation and amortization	3,558	1,734	6,756	3,333
Total expenses	411,047	229,624	780,905	432,898
Operating income (loss)	(6,773)	19,434	17,321	36,186

Other income (expense):
Interest expense	(418)	(258)	(707)	(513)
Other, net (2)	(400)	(19)	(400)	1,143
Total other income (expense)	(818)	(277)	(1,107)	630
Income (loss) before income taxes	(7,591)	19,157	16,214	36,816
Income tax expense (benefit)	(2,885)	7,207	6,161	13,768
Net income (loss)	$(4,706)	$11,950	$10,053	$23,048

Net income (loss) per share:
Basic	$(0.17)	$0.44	$0.36	$0.87
Diluted	$(0.17)	$0.43	$0.36	$0.86

Weighted average number of common shares and
potential dilutive common shares outstanding	27,707,000	27,738,000	27,981,000	26,829,000

Operating Statistics:
Medical care ratio (3), excluding provider settlements	91.5%	84.2%	88.3%	84.2%
Provider settlements	0.4%	—	0.2%	—
Total medical care ratio	91.9%	84.2%	88.5%	84.2%
Salary, general and administrative expense
ratio (4) excluding premium taxes	6.7%	5.9%	6.2%	6.2%
Premium taxes included in salary,
general and administrative expenses	2.5%	1.7%	2.6%	1.5%
Total salary, general and
administrative expense ratio	9.2%	7.6%	8.8%	7.7%

Members (5)	898,000	652,000
Days in claims payable	50	51

(1)	Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2)
For the quarter ended June 30, 2005, includes a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005. For the six months ended June 30, 2004, includes $1.162 million in income arising from the termination in the first quarter of 2004 of a split dollar life insurance arrangement between the Company and a related party.

(3)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(4)	Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.
(5)	Number of members at end of period.

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MOH Announces Second Quarter Results

August 8, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$202,463	$228,071
Investments	85,615	88,530
Receivables	68,974	65,430
Income tax receivable	11,931	—
Deferred income taxes	3,576	3,981
Prepaid and other current assets	8,593	8,306
Total current assets	381,152	394,318
Property and equipment, net	29,248	25,826
Goodwill and intangible assets, net	125,290	98,727
Restricted investments	10,936	10,847
Other assets	9,013	4,141
Total assets	555,639	$533,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$179,337	$160,210
Accounts payable and accrued liabilities	17,066	22,966
Net liability for commercial membership sale	939	1,676
Income taxes payable	—	7,110
Current maturities of long-term debt	177	171
Total current liabilities	197,519	192,133
Long-term debt, less current maturities	4,735	1,723
Deferred income taxes	4,899	5,315
Other long-term liabilities	4,361	4,066
Total liabilities	211,514	203,237

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 27,739,843 shares at June 30, 2005,
and 27,602,443 shares at December 31, 2004	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	161,239	157,666
Accumulated other comprehensive income (loss)	(357)	(234)
Retained earnings	203,605	193,552
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	344,125	330,622
Total liabilities and stockholders’ equity	$555,639	$533,859

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MOH Announces Second Quarter Results

August 8, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Operating activities:
Net income	$10,053	$23,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,756	3,333
Amortization of capitalized credit facility fees	338	314
Deferred income taxes	68	516
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	1,758	2,029
Stock-based compensation	341	—
Changes in operating assets and liabilities:
Receivables	(3,544)	(2,800)
Prepaid and other current assets	(287)	(573)
Medical claims and benefits payable	19,127	(4,018)
Accounts payable and accrued liabilities	(6,637)	1,906
Income taxes payable (receivable)	(17,784)	218
Net cash provided by operating activities	10,189	23,973

Investing activities:
Purchases of equipment	(6,798)	(2,172)
Purchases of investments	(19,645)	(401,644)
Sales and maturities of investments	22,358	382,546
Net cash paid in purchase transactions	(31,200)	(18,000)
Increase in restricted cash	(89)	—
Other long-term liabilities	295	(5)
Other assets	(5,210)	2,953
Net cash used in investing activities	(40,289)	(36,322)

Financing activities:
Issuance of common stock	—	47,360
Borrowing under credit facility	3,100	—
Principal payments on capital lease obligations and mortgage note	(82)	—
Proceeds from exercise of stock options and employee stock purchases	1,474	1,478
Net cash provided by financing activities	4,492	48,838
Net (decrease) increase in cash and cash equivalents	(25,608)	36,489
Cash and cash equivalents at beginning of period	228,071	141,850
Cash and cash equivalents at end of period	$202,463	$178,339

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MOH Announces Second Quarter Results

August 8, 2005

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the six months ending June 30, 2005 and 2004:

	Six Months Ended
	June 30,
	2005	2004

Balances at beginning of period	$160,210	$105,540
Components of medical care costs related to:
Current year	702,454	398,970
Prior years	150	(5,705)
Total medical care costs	702,604	393,265
Payments for medical care costs related to:
Current year	538,999	310,162
Prior years	144,478	86,921
Total paid	683,477	397,083
Balances at end of period	$179,337	$101,722

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